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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement of TDE Group Limited on Form F-1 (File No. 333-289968) of our report dated February 27, 2026, with respect to the consolidated and combined financial statements of TDE Group Limited and Subsidiaries as of August 31, 2025 and 2024 and for each of the years in the two-year period ended August 31, 2025, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ARK Pro CPA & Co
ARK Pro CPA & Co
Certified Public Accountants
PCAOB ID: 3299

Hong Kong, China
February 27, 2026